Exhibit 99.1

ELDORADO RESORTS COMPLETES DIVESTITURE OF ISLE OF CAPRI CASINO KANSAS CITY

AND LADY LUCK CASINO VICKSBURG TO TWIN RIVER FOR $230 MILLION IN CASH

RENO, Nev. (July 2, 2020) – Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado,” “ERI,” or “the Company”) announced today that it completed its previously announced transaction to divest Isle of Capri Casino Kansas City and Lady Luck Casino Vicksburg to Twin River Worldwide Holdings, Inc. (NYSE: TRWH) for $230 million in cash subject to working capital adjustments.

Tom Reeg, Chief Executive Officer of Eldorado, commented, “The sale of these two assets is consistent with our continued focus on reducing debt ahead of the expected closing for the Caesars transaction.”

Macquarie Capital is acting as exclusive financial advisor and Milbank LLP is acting as legal counsel to Eldorado in connection with the transactions.

About Eldorado Resorts, Inc.

Eldorado is a leading casino entertainment company that owns and operates twenty-one properties in eleven states, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, New Jersey, and Ohio. In aggregate, Eldorado’s properties feature approximately 22,400 slot machines, VLTs and e-tables and approximately 640 table games, and over 11,200 hotel rooms. For more information, please visit www.eldoradoresorts.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current expectations of Eldorado and are subject to uncertainty and changes in circumstances. These forward-looking statements include, among others, statements regarding the timing and completion of the merger with Caesars Entertainment Corporation. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should,” “will” or similar words intended to identify information that is not historical in nature. The inclusion of such statements should not be regarded as a representation that the forward-looking events discussed in this document will occur or be achieved. There is no assurance that the merger with Caesars Entertainment Corporation will be consummated, and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Information on risks and uncertainties is available in Eldorado’s recent filings with the SEC, including its reports on Form 10-K, Form 10-Q and Form 8-K. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements.

The forward-looking statements in this document speak only as of date of this document. These factors are difficult to anticipate and are generally beyond the control of Eldorado. Eldorado undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

Contact:

Brian Agnew

Eldorado Resorts, Inc.

775-328-0112

investorrelations@eldoradoresorts.com

Joseph N. Jaffoni, Richard Land, James Leahy

JCIR

212-835-8500

eri@jcir.com